Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No. 3 to Form S-1 (No. 333-289936) of Farlong Holding Corporation (the “Company”) of our reported dated December 22, 2025, under the Securities Act of 1933 with respect to the audit of the consolidated balance sheets of the Company as of September 30, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus

San Mateo, California	WWC, P.C.
December 22, 2025	Certified Public Accountants
PCAOB ID: 1171